Exhibit 99.(d)(3)(v)

SCHEDULE A

to

PROFUNDS

EXPENSE LIMITATION AGREEMENT

On behalf of the

Government Money Market ProFund

Effective May 1, 2020 — April 30, 2021

Fund Name	Expense Limit
	Investor Class	Service Class
Government Money Market ProFund	0.98%	1.98%

PROFUND ADVISORS LLC		ACCESS ONE TRUST
a Maryland limited liability company		a Delaware statutory trust

By:	/s/ Michael L. Sapir	By:	/s/ Todd B. Johnson
	Michael L.Sapir		Todd B. Johnson
	Chief Executive Officer		President